UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 23, 2013
RETROPHIN, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-53293	26-2383102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
777 Third Avenue, 22nd Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (646) 837-5863

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2013 (the “Closing Date”), Retrophin, Inc. (the “Company”) entered into, and consummated the transactions contemplated by, a stock purchase agreement (the “Stock Purchase Agreement”) with Kyalin Biosciences, Inc., a Delaware corporation (“Kyalin”) and the sellers signatory thereto (the “Sellers”), pursuant to which the Company acquired all of the issued and outstanding shares of capital stock (the “Shares”), of Kyalin.  In  consideration for the Shares, the Company agreed to pay to the Sellers (i) certain cash consideration at specified dates; and (ii) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at certain dates and upon the achievement of certain milestones.  Under certain limited circumstances, the Company would be required to pay to the Sellers, in the place of such shares of Common Stock, an amount of cash equal to one-half (1/2) of the value of the shares of Common Stock issuable in accordance with the Stock Purchase Agreement.

The Stock Purchase Agreement also contains customary representations, warranties and indemnification.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1
Stock Purchase, dated December 12, 2013, by and among Retrophin, Inc., Kyalin Biosciences, Inc. and the Sellers party thereto.  (Portions of Articles 1, 6 and 8 have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: December 30, 2013	By:	/s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer